                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 T-NETIX, INC.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

        -----------------------------------------------------------------------

   (2)  AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

        -----------------------------------------------------------------------

   (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

        -----------------------------------------------------------------------

   (4)  PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

        -----------------------------------------------------------------------

   (5)  TOTAL FEE PAID:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                 T-NETIX, INC.
                             67 INVERNESS WAY EAST
                           ENGLEWOOD, COLORADO 80112
                                 (303) 790-8023

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 2000

To the Stockholders of T-NETIX, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of T-NETIX, Inc., a Colorado corporation (the "Company"), will be held on Thursday, May 11, 2000, at 10:00 a.m. at the Company's headquarters at 67 Inverness Drive East, Suite 100, Englewood, Colorado, for the following purposes:

          1. To elect four directors of the Company to hold office until the 2003 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

          2. To ratify the selection of KPMG LLP, independent auditors, as auditors of the Company for the year ending December 31, 2000; and

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The names of the nominees for directors are set forth in the accompanying Proxy Statement.

     The Board of Directors has fixed the close of business on March 21, 2000, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.

     A copy of the Company's 1999 Annual Report to Stockholders, which includes the Company's consolidated financial statements, was mailed with this Notice on or about April 11, 2000, to all stockholders of record on the record date. The Company's Annual Report on Form 10-K to the Securities and Exchange Commission may be obtained without charge upon written request directed to the Secretary of the Company at the address above. The officers and directors of the Company cordially invite you to attend the Annual Meeting.

     Whether or not you expect to attend the Annual Meeting, you should complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope. The proxy card must be signed and returned in order to be counted.

                                            By Order of the Board of Directors,

                                            /s/ JOHN GIANNAULA

                                              John Giannaula
                                            Corporate Secretary

Englewood, Colorado
April 7, 2000

                                 T-NETIX, INC.
                             67 INVERNESS WAY EAST
                           ENGLEWOOD, COLORADO 80112

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000

INTRODUCTION

     This Proxy Statement is furnished to the stockholders of T-NETIX, Inc., a Colorado corporation (the "Company"), in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders to be held on Thursday, May 11, 2000. The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials were mailed on or about April 11, 2000, to the stockholders of record at the close of business on March 21, 2000 (the "Record Date").

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others who forward solicitation material to beneficial owners of the Company's common stock (the "Common Stock"). The Company has arranged for Corporate Stock Transfer, Inc. to serve as its agent to coordinate and oversee the return of proxy cards.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 12,543,719 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on all matters on which stockholders may vote. There is no cumulative voting in the election of directors.

     The inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the Annual Meeting. Attendance in person or by proxy of holders of a majority of the outstanding Common Stock is required for a quorum at the Annual Meeting. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is exercised. It may be revoked by (1) filing a written notice of revocation with the Secretary of the Company at the Company's principal executive offices, 67 Inverness Drive East, Suite 100, Englewood, Colorado 80112, (2) duly executing and delivering a proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

SUMMARY OF PROPOSALS

     Stockholders will be asked to vote upon the following proposals at the Annual Meeting:

          1. Election of the following four persons to the Board of Directors:
     Martin T. Hart, W.P. Buckthal, John H. Burbank, III, and B. Holt Thrasher.

          2. Ratification of the selection of KPMG LLP as independent auditors for the Company for 2000.

     The proxies will be voted, unless authority to do so is withheld, to elect the four nominees recommended by the Board, and to ratify the selection of KPMG LLP as the Company's auditors for 2000.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     The names, ages (as of December 31, 1999), positions with the Company and the business experience over the past five years of each of the directors and executive officers is set forth below. Each director has served continuously with the Company since the date indicated below.

                                                                                         TERM TO
NAME                                 AGE               POSITION(S)               SINCE   EXPIRE
----                                 ---               -----------               -----   -------
Daniel M. Carney...................  68    Chairman and Director                 1991     2002
Robert A. Geist....................  59    Director(2)                           1994     2002
James L. Mann......................  65    Director(2)                           1995     2002
Martin T. Hart.....................  63    Director(1)                           1997     2000
John H. Burbank, III...............  36    Director(1)                           1999     2000
Daniel J. Taylor...................  56    Director(1)                           1999     2001
W.P. Buckthal......................  72    Director(2)                           1999     2000
B. Holt Thrasher...................  39    Director                              1999     2000
Alvyn A. Schopp....................  41    Chief Executive Officer and           1993     2001
                                           Director
Richard E. Cree....................  50    Chief Operating Officer and           1999     2001
                                             Director(3)
Thomas E. Larkin...................  42    President(4)                          2000      N/A
John Giannaula.....................  38    Vice President Finance and            1994      N/A
                                           Secretary

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee

(3) Mr. Cree stepped down as the Company's Chief Operating Officer in March 2000 but remained with the Company in a non-executive officer position.

(4) Mr. Larkin was appointed President in March 2000.

     Mr. Carney has served as a director of the Company since 1991 and as Chairman since 1998. Since 1997, Mr. Carney has been a private investor. He co-founded Pizza Hut, Inc. in 1958 and served as Chairman of the Board until 1975 and as a director through 1977 when Pizza Hut was acquired by PepsiCo, Inc.

     Mr. Geist has served as a director of the Company since August 1994. Since 1979, he has been Chairman of the Board and Chief Executive Officer of Rage Administrative & Marketing Services, Inc., a management company for Pizza Hut franchises. Since 1991, he has been a director of Beauty Warehouse, Inc. (a franchisor of beauty salons and professional beauty products).

     Mr. Mann became a director of the Company in September 1995. Since 1986, Mr. Mann has been the Chairman and Chief Executive Officer of SunGard Data Systems, Inc., a provider of proprietary application software systems and processing services for investment support activities and a provider of computer disaster recovery services. From 1983 to 1986 he was SunGard's President and Chief Operating Officer. From 1981 to 1983 he was President of Bradford National Corporation, a computer services and software concern.

     Mr. Hart has served as a director of the Company since 1997. Mr. Hart is a Denver-based businessman and investor. Mr. Hart serves as a director of P.J. America, a food service company, Pacific National Financial Group, a bank holding company, MassMutual Corporate Investors, an investment company, MassMutual Participation Investors, and investment company, Optical Securities Corporation, a manufacturer of security systems, Ardent Software, Inc., a data management company, and Schuler Homes, Inc., a real estate development company.

     Mr. Burbank has served as a director of the Company since February 1999. Since 1999, Mr. Burbank has been the Director of Research at St. Claire Capital, a hedge fund. From 1996 to 1999, Mr. Burbank was the Director of Research at ValueVest Management Co., a global value hedge fund. From 1993 to 1994 Mr. Burbank was a joint venture partner in Odwalla, Inc., a fresh juice company. Mr. Burbank holds an MBA from Stanford Graduate School of Business and a B. A. from Duke University.

     Mr. Taylor has served as a director of the Company since February 1999. Since 1996 Mr. Taylor has been a private investor. From 1993 to 1996, Mr. Taylor was Chairman of the Board of Advantage Companies, Inc., a holding company with subsidiaries that operated rental-purchase stores. From 1977 to 1992, Mr. Taylor was Chairman of the Board of various Pizza Hut franchise companies, in addition, Mr. Taylor served as the Senior Vice President of Finance for Pizza Hut, Inc.

     Mr. Buckthal has served as a director of the Company since June 1999. Mr. Buckthal has been an independent geologist and oil and gas producer in Amarillo, Texas for the past 35 years. Prior to that, he was a geologist for Hamilton Brothers for three years and for Texaco for ten years. He is a member of the American Association of Petroleum Geologists and has been active in that organization's Division of Professional Affairs, including serving as national board secretary. He has also served on the Alumni Advisory Counsel of the School of Geology and Geophysics at the University of Oklahoma. After serving two years in the Navy during World War II, Mr. Buckthal attended the University of Oklahoma and received a BS degree in geology.

     Mr. Thasher has served as a director of the Company since June 1999. Mr. Thrasher is a managing director of Broadview International, LLC, an investment banking firm. Mr. Thrasher oversees the Communications Software and Telecommunications Services practice of Broadview. Before joining Broadview, Mr. Thrasher was a consultant with Omnipoint, a PCS service provider and developer of wireless communications equipment. Earlier, he was a vice president at Smith Barney and prior to that an associate at Brown Brothers Harriman, both investment banking firms. Mr. Thrasher serves as a director of SignalSoft Corporation, a wireless location service provider and the Kairos Foundation, a non-profit organization. Mr. Thrasher holds a MBA degree from the International Institute of Management Development in Lausanne, Switzerland and a B.A. degree from Colby College.

     Mr. Schopp has served as Chief Executive Officer since 1998 and as a director in the Company since 1993. From 1993 to 1998 he served as the Company's Chief Financial Officer and Treasurer. In 1997, he was named President of the Corrections Division and in 1994 was named Executive Vice President. Prior to joining the Company, he spent 13 years as an accountant with KPMG LLP.

     Mr. Cree served as Chief Operating Officer of the Company from June 1999 through March 2000, and has been a director of the Company since June 1999. From 1989 to 1999, Mr. Cree was the Chief Executive Officer and President of Gateway Technologies, Inc. From 1982 to 1988, Mr. Cree was Executive Vice President of American Republic Bancshares, a bank holding company based in New Mexico. From 1971 to 1982, Mr. Cree served as President and Chief Executive Officer of C-Five, a telecommunications company specializing in the manufacture and development of peripheral telecommunications equipment.

     Mr. Larkin has served as the President of the Company since March 2000. From 1999 to 2000 he served as Executive Vice President of Sales. From June 1997 to 1999 Mr. Larkin was the Vice President Government and Carrier Relations with Rostelsat Jupiter Investments, an international trade broker. From January 1997 to June 1997 Mr. Larkin was Regional Sales Manager for Palmer Wireless, a wireless communications services company. From 1992 to 1997 Mr. Larkin was the Director of Business Development and Government Sales for Ramoil Management Company, an international trade broker. From 1991 to 1992 Mr. Larkin was Director of National Accounts for Nextel Communications, a wireless communications services company. From 1983 to 1991 Mr. Larkin served in varying positions including General Manager for McCaw Cellular Communications, a wireless communications services company.

     Mr. Giannaula has served as Vice President Finance of the Company since June 1994 and as secretary since July 1994. Prior to joining the Company, he spent 10 years as an accountant with KPMG LLP. He is a Certified Public Accountant in the State of Colorado.

BOARD AND COMMITTEE MEETINGS

     During 1999, the Board met on 4 occasions (3 regular meetings and 1 special meeting). All other actions taken by the Board during 1999, were accomplished by means of unanimous written consent. During 1999 all directors attended at least 75% of the meetings of the Board and of the committees of the Board on which they were members, except for Mr. Mann who attended 50% of the Meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee reviews the results and scope of the annual audit and other accounting related services. The Audit Committee, which is currently comprised of Mr. Hart (Chairman), Mr. Taylor and Mr. Burbank, met one time during 1999.

     The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company. See "Report by Compensation Committee on Executive Compensation." The committee is currently comprised of Mr. Mann (Chairman), Mr. Buckthal, and Mr. Geist. The Compensation Committee met one time during 1999.

DIRECTOR COMPENSATION

     Each non-employee director of the Company receives:

     - $1,000 for each regular meeting of the Board attended;

     - stock options for 20,000 shares of Common Stock upon initial selection to the Board pursuant to the Company's Non-Qualified Stock Option Plan (the "NQSO Plan").

     Directors who are also employees of the Company do not receive compensation for their service on the Board. The Company also provides directors' and officers' liability insurance and indemnity agreements for its directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The three members of the Compensation Committee, Messrs. Mann, Buckthal and Geist, have no interlocking relationships as defined by rules and regulations of the Securities and Exchange Commission. The Compensation Committee determined the compensation for the Company's chief executive officer for 1999 and granted stock options in 1999 under the Company's stock option plans. See "Stock Option Plans."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of March 21, 2000, there were 12,727,334 shares of Common Stock outstanding held of record by 145 stockholders. The following table sets forth as of March 21, 2000, the number and percentage of outstanding shares of Common Stock beneficially owned by (a) each person known by the Company to beneficially own more than 5% of the outstanding Common Stock, (b) each current director of the Company, (c) each executive officer named in the Executive Compensation table on page 6, and (d) all directors and executive officers of the Company as a group. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 21, 2000 are deemed outstanding for computing the percentage ownership of the person holding the options.

NAME AND ADDRESS                                         AMOUNT AND NATURE OF     PERCENT OF OUTSTANDING
OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP          COMMON STOCK
-------------------                                     -----------------------   ----------------------
Daniel M. Carney......................................         1,925,140(1)                15.1%
  Tallgrass Executive Park
  Building 1900
  8100 East 22nd Street North
  Wichita, KS 67226
W.P. Buckthal.........................................           600,000                    4.7%
Richard E. Cree.......................................           483,991(2)                 3.8%
Robert A. Geist.......................................           310,000(3)                 2.4%
Alvyn A. Schopp.......................................           281,859(4)                 2.2%
Daniel J. Taylor......................................            85,000(5)                   *
Martin T. Hart........................................            55,000(6)                   *
James L. Mann.........................................            21,900(7)                   *
John H. Bubank, III...................................             9,450(8)                   *
B. Holt Thrasher......................................             4,200                      *
John Giannaula........................................            63,050(9)                   *
All executive officers and directors of the Company as
  a group (11 persons)................................         3,839,590(10)               28.9%

---------------

  *  Less than 1.0%.

 (1) Includes (i) 115,000 shares owned by Communications Vending Corporation of Arizona, of which Mr. Carney has a 30% beneficial interest; and (ii) 20,000 shares issuable pursuant to options exercisable within 60 days of March 21, 2000.

 (2) Includes (i) 32,430 shares owned by family trusts for which Mr. Cree is Trustee; and (ii) 176,046 shares issuable pursuant to options exercisable within 60 days of March 21, 2000.

 (3) Includes 20,000 shares issuable pursuant to options exercisable within 60 days of March 21, 2000.

 (4) Includes 239,000 shares issuable pursuant to options exercisable within 60 days of March 21, 2000.

 (5) Includes 5,000 shares issuable pursuant to options exercisable within 60 days of March 21, 2000.

 (6) Includes 10,000 shares issuable pursuant to options exercisable within 60 days of March 21, 2000.

 (7) Includes 20,000 shares issuable pursuant to options exercisable within 60 days of March 21, 2000.

 (8) Includes 5,000 shares issuable pursuant to options exercisable within 60 days of March 21, 2000.

 (9) Includes 62,500 shares issuable pursuant to options exercisable within 60 days of March 21, 2000.

(10) Includes 557,546 shares issuable pursuant to options exercisable within 60 days of March 21, 2000.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning all compensation received for services rendered for the fiscal years ended December 31, 1999, 1998 and 1997 for the Company's Chief Executive Officer, and by executive officers who were serving as executive officers at the end of 1999 and other highly compensated non-executive officers, each of whose total annual salary and bonus exceeded $100,000. No restricted stock awards, long-term incentive plan payouts or stock appreciation rights ("SARS") were granted to Messrs. Schopp, Cree, Giannaula, Comstock, and Merrick in such years.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                       SECURITIES
                                                               ANNUAL COMPENSATION     UNDERLYING
                                                      FISCAL   -------------------       STOCK
NAME AND PRINCIPAL POSITION                            YEAR     SALARY    BONUS(2)      OPTIONS
---------------------------                           ------    ------    --------    ------------
Alvyn A. Schopp.....................................   1999    $180,000    $    --           --
  Chief Executive Officer(3)                           1998     167,000     17,000      100,000
                                                       1997     159,000     15,000           --
Richard E. Cree.....................................   1999    $187,000    $    --       20,000
  Chief Operating Officer(3)(4)                        1998     175,000         --       38,119
                                                       1997     110,000         --           --
John Giannaula......................................   1999    $103,000    $    --           --
  Vice President Finance(3)                            1998      98,000     10,000           --
                                                       1997      95,000      5,000           --
Robert Comstock.....................................   1999    $121,000    $    --       40,300
  Vice President Engineering                           1998          --         --           --
                                                       1997          --         --           --
Aaron A. Merrick....................................   1999    $103,000    $    --           --
  Vice President Information Services                  1998      98,000      7,500           --
                                                       1997      92,000      5,000           --

---------------

(1) With respect to each of the individuals named in the Summary Compensation Table, the aggregate of amount of perquisites and other personal benefits received did not exceed the lessor of either $50,000 or 10% of the total annual salary and bonus reported for each individual.

(2) Bonuses, if applicable, were paid pursuant to Management Incentive Programs described below under "Management Incentive Programs".

(3) Executive officers as of December 31, 1999.

(4) Mr. Cree stepped down as the Chief Operating Officer in March 2000, but remained with the Company in a non-executive officer position.

STOCK OPTION PLANS

     The Company's 1993 Incentive Stock Option Plan, adopted by the Company on May 1, 1993 and the Company's 1991 Incentive Stock Option Plan, adopted by the Company on January 10, 1991, (together, the "ISO Plans") provide that options for Common Stock may be granted to such key employees, including officers and directors who are also employees, of the Company or its subsidiaries whom the Board of Directors deems to be important to the future of the Company or its subsidiaries. The NQSO Plan adopted by the Company on January 10, 1991, provides that options for Common Stock may be granted to eligible employees, officers and directors of the Company or its subsidiaries. The period for which an option is granted under all three plans may not exceed ten years from the date of the grant. In general, an optionee may not exercise any part of an option granted under the two incentive plans unless the optionee has been in the continuous employment of the Company or a subsidiary at all times from the date of the grant until the date three months prior to the date of exercise. The Board of Directors determines the option price per share at the time and option is granted and the option price cannot be less than 100 percent of the fair market value of the Common Stock on the date of grant. Currently, there are 3,850,000 shares authorized for grant pursuant to the three plans. Of this amount, as of March 21, 2000, options for 1,890,296 shares of Common Stock are outstanding.

     On July 24, 1997, the Board amended the Plans to provide that the Compensation Committee may amend certain outstanding options with an exercise price in excess of the current market price in order to modify the exercise price to the current market price or greater. On August 11, 1997, the Compensation Committee re-priced the exercise price to $7.25 per share for certain outstanding options under the Plans having and exercise price equal to or greater than $7.50 prior to such re-pricing. This re-pricing affected 725,000 options under the ISO Plans and 48,000 under the NQSO Plan.

     The Board may amend these plans at any time but may not, without shareholder approval, adopt any amendment that would (i) materially increase the benefits accruing to the participants, (ii) materially modify the eligibility requirements, or (iii) increase the maximum number of shares which may be issued under each plan.

     The following table sets forth information concerning stock options granted to each of the named executive officers and the potential realizable value for the stock options based on future appreciation assumptions.

                             OPTION GRANTS IN 1999

                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                            AT ASSUMED ANNUAL RATES
                                                PERCENT OF                                OF STOCK PRICE APPRECIATION
                             NUMBER OF         TOTAL OPTIONS                                  FOR OPTION TERM(1)
                       SECURITIES UNDERLYING    GRANTED TO     EXERCISE OR                POTENTIAL REALIZABLE VALUE
                          OPTIONS GRANTED      EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------------
NAME                            (#)             FISCAL YEAR      ($/SH)         DATE          5%              10%
----                   ---------------------   -------------   -----------   ----------   -----------     -----------
Alvyn A. Schopp......             --                 --%          $  --            --      $     --        $     --
Richard E. Cree......         20,000                8.9%           5.75       6/14/09        72,323         183,280
John Giannaula.......             --                 --%             --            --            --              --
Robert Comstock......         40,300               18.0%           4.96        2/1/09       161,156         375,015
Aaron Merrick........             --                 --%             --            --            --              --

---------------

(1) Amounts reported in these columns show hypothetical gains that may be realized upon exercise of the options assuming that market price of Common Stock appreciates at the specified annual rates of appreciation, compounded annually over the terms of the options. These numbers are calculated based upon rules promulgated by the SEC. Actual gains, if any, depend on the future performance of Common Stock and overall market conditions.

     The following table sets forth information about the number and value of stock options held at December 31, 1999 by each named executive officer.

         AGGREGATED OPTION EXERCISES IN 1999 AND YEAR END OPTION VALUES

                                                              NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                  SHARES                      OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                ACQUIRED ON    VALUE            YEAR END (#)               YEAR END ($)(1)(2)
                                 EXERCISE     REALIZED   ---------------------------   ---------------------------
NAME                                (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   --------   -----------   -------------   -----------   -------------
Alvyn A. Schopp...............      --           --        239,000        83,000        $ 54,500         $ --
Richard E. Cree...............      --           --        176,046        20,000         480,606           --
John Giannaula................      --           --         62,500         2,500              --           --
Robert Comstock...............      --           --             --        40,300              --           --
Aaron Merrick.................      --           --         42,500         2,500              --           --

---------------

(1) Represents the difference between option exercise price and the closing sales price per share of the Common Stock as quoted on Nasdaq on December 31, 1999 ($4.34 per share).

(2) Amount reflects the August 11, 1997 re-pricing of certain stock options. See "Stock Option Plans".

MANAGEMENT INCENTIVE PROGRAMS

     In 1998, the Board of Directors adopted the 1999 Management Incentive Program (covering fiscal 1999) by readopting the basic terms as the prior year Management Incentive Program with new performance targets.

     In 1997, the Board adopted the 1998 Management Incentive Program (covering fiscal 1998) which provided that certain employees of the Company will be rewarded for achieving specific individual and Company objectives. The 1998 Management Incentive Program rewarded individuals for Company performance targets based on revenue and earnings before interest and taxes (subject to adjustment for extraordinary events).

     In 1996, the Board adopted the 1997 Management Incentive Program (covering fiscal year 1997) which provided that certain employees of the Company would be rewarded for achieving specific individual and Company objectives. The 1997 Management Incentive Program was designed to reward individuals for Company performance targets based on total revenue, new revenue, and earnings before interest and taxes.

EMPLOYMENT AGREEMENTS

     In connection with the merger with Gateway, the Company entered into an employment agreement with Mr. Cree. The term of the agreement is three years, and it provides for a base annual salary of $190,000. In addition, over a two-year period Mr. Cree will receive options to purchase a total of 60,000 shares of Common Stock, and will receive vacation time and other benefits commensurate with this position. Mr. Cree will not receive compensation for his participation on the Board of Directors of any of the Company's subsidiaries. Under the employment agreement, the Company may terminate Mr. Cree's employment at any time, with or without "cause" (as defined in the employment agreement.) If, during the term of the employment agreement, Mr. Cree is terminated without cause, or is terminated because of a change of control of the Company, he will receive certain benefits. As part of the employment agreement, Mr. Cree has agreed not to disclose confidential information about the Company to any third party, and not to compete against the Company, in each case for the duration of his employment with the Company plus three years.

     Effective March 3, 2000, the Company entered into an employment agreement with Mr. Larkin. The term of the agreement is two years, and it provides for a base annual salary of $180,000, plus an annual bonus of 30% or more of Mr. Larkin's annual salary based upon achieving performance objectives established by the Board or a committee of the Board. In addition, on April 4, 2000, Mr. Larkin received options to purchase a total of 185,000 shares of Common Stock, one-quarter of which vest on each of the first four anniversaries of April 4, 2000. He will also receive vacation time and other benefits commensurate with this position. Under the employment agreement, the Company may terminate Mr. Larkin's employment at any time, with or without "cause" (as defined in the employment agreement). If, during the term of the employment agreement, Mr. Larkin is terminated without cause, or is terminated because of a change of control of the Company, he will receive certain benefits. As part of the employment agreement, Mr. Larkin has agreed not to disclose confidential information about the Company to any third party, and not to compete against the Company, in each case for the duration of his employment with the Company plus two years.

REPORT BY THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee recognizes that the success of the Company, including its ability to expand its service offerings and its markets and to maintain existing contracts and customer relationships, is dependent on the performance of its employees. As a result, the Compensation Committee has adopted the following executive compensation policies:

     - The Company's executive compensation policies should balance the long-term and short-term goals of the Company. They should encourage growth and yet reward current profitability.

     - Base salaries should be at or close to market but salaries should be enhanced by bonus plans and stock option incentives to meet or exceed Company goals, should reward both group and individual performances, and should be flexible in their design and application.

     - Stock options should be awarded to reward performance and to align executives' interests with those of shareholders.

     The Compensation Committee believes its executive compensation program effectively serves the interests of shareholders by allowing the Company to attract and retain talented executive personnel who have incentives to perform at the highest levels. Due to the level of compensation received by the executive officers of the Company, the Committee has not yet deemed it necessary to adopt a policy regarding the one million dollar limit on deductibility of certain executive compensation under Section 162(m) of the Internal Revenue Code.

     CEO Compensation. Mr. Alvyn A. Schopp has served as the Company's Chief Executive Officer since December 1998. From 1993 to 1998 he served as the Company's Chief Financial Officer and Treasurer. In 1997, he was named President of the Corrections Division and in 1994 was named Executive Vice President. In fiscal 1999, Mr. Schopp received a base salary of $180,000 in recognition of his duties. For fiscal 2000, Mr. Schopp's base salary is unchanged. The Compensation Committee will continue to review all aspects of Mr. Schopp's compensation annually to establish goals for the ensuing fiscal year against which his performance and adjustments to compensation will be evaluated. For fiscal 2000, Mr. Schopp has again been given the opportunity to receive a bonus based upon performance targets.

     In summary, the Committee believes that its policy of linking executive compensation to Company performance was met. The Committee believes that the Company's compensation levels adequately reflect its philosophy. In addition, the Committee believes that the Company's executive compensation programs and policies are supportive of its overall objective to enhance stockholder value through the profitable management of its operations.

                                            James L. Mann (Chairman)
                                            W. P. Buckthal
                                            Robert A. Geist

STOCK PRICE PERFORMANCE GRAPH

     The following graph presents the cumulative total yearly stockholder return for the Common Stock since November 8, 1994, the date of the Company's initial public offering, compared with the Nasdaq Market Index and the Nasdaq Telecommunications Stock Index. The graph assumes that $100 was invested on November 8, 1994, and that all dividends were reinvested.

                            STOCK PRICE PERFORMANCE

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     T-NETIX, INC., NASDAQ MARKET INDEX AND
                     NASDAQ TELECOMMUNICATIONS STOCK INDEX

                          TOTAL RETURN TO STOCKHOLDERS
                 (ASSUMES $100 INVESTMENT ON DECEMBER 31, 1994)

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------------
                              11/8/94      7/31/95      7/31/96      7/31/97      7/31/98      12/31/98     12/31/99
----------------------------------------------------------------------------------------------------------------------
 T-NETIX, Inc.                $100.00      $131.58      $ 92.11      $ 84.21      $ 84.21      $ 52.63      $ 45.73
 NASDAQ Telecomm. Index       $100.00      $115.90      $115.29      $153.82      $254.80      $301.37      $533.25
 NASDAQ Composite (US)        $100.00      $131.34      $143.11      $211.18      $248.60      $294.96      $545.85

(1) Effective December 31, 1998, the Company changed its fiscal year to December 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Any transactions between the Company and its officers, directors, employees and affiliates that are outside the scope of the Company's employment relationship with such persons will be subject to approval of a majority of the disinterested members of the Board of Directors based upon a determination that the terms are at least as favorable to the Company as those that could be obtained from unrelated parties.

COMPLIANCE WITH SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to the year ended December 31, 1999, to the best of the Company's knowledge the Company's directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     At the Annual Meeting, four directors will be elected, each to hold office until the Company's 2003 Annual Meeting of Stockholders or until his respective successor has been elected and qualified. All of the nominees are currently directors of the Company. The Board has no reason to anticipate that any nominee will decline or be unable to serve as a director. In the event any nominee does decline or is unable to serve, proxies may be voted for the election of a substitute nominee or the Board may reduce the number of directors to be elected.

     The shares of Common Stock represented by the enclosed proxy will be voted for the election to the Board of the four nominees named below, unless a vote is withheld from one or more individual nominees. If any nominee becomes unavailable for any reason, or if a vacancy should occur before election, shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxy. The simple majority vote of shares voting is required for election of directors.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MARTIN T. HART, W.
P. BUCKTHAL, JOHN H. BURBANK III, AND B. HOLT THRASHER.

        PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     KPMG LLP has served as the Company's auditors for the year ended December 31, 1999. Management recommends that KPMG LLP be ratified as the principal accounting firm to be utilized by the Company throughout the year ending December 31, 2000.

     The Company anticipates that representatives of KPMG LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. At the Annual Meeting, the representatives of KPMG LLP will be afforded an opportunity to make a statement if they so desire.

     Ratification of the selection of KPMG LLP as the Company's independent auditors requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY'S AUDITORS FOR 2000.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than December 11, 2000, in order to be included in the proxy statement and form of proxy relating to the annual meeting.

                                  OTHER ITEMS

     The Board does not intend to present further items of business to the meeting and knows of no such items that will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

                                            By Order of the Board of Directors,

                                            /s/ JOHN GIANNAULA

                                              John Giannaula
                                            Corporate Secretary

Englewood, Colorado
April 11, 2000

         REVOCABLE PROXY         T-NETIX, INC.         REVOCABLE PROXY

                    SOLICITED BY THE BOARD OF DIRECTORS FOR
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 2000

    The undersigned holder of common stock of T-NETIX, Inc., a Colorado corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders dated April 7, 2000, and, revoking any proxy heretofore given, hereby appoints Alvyn A. Schopp and Daniel M. Carney, and each of them, with full power to each of substitution as attorneys and proxies to appear and vote all shares of common stock of the Company registered in the name(s) of the undersigned and held by the undersigned of record as of March 21, 2000, at the Annual Meeting of Stockholders of the Company to be held at 67 Inverness Drive East, Suite 100, Englewood, Colorado, on May 11, 2000, at 10:00 a.m., and at any postponements and adjournments thereof, upon the following items as set forth in the Notice of Annual Meeting and to vote according to their discretion on all other matters which may be properly presented for action at the meeting. All properly executed proxies will be voted as indicated.

    UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE FOLLOWING
ITEMS:

1.  To elect as directors the nominees listed below.

[ ]  FOR ALL nominees listed below                   [ ]  WITHHELD AUTHORITY to vote for
  (except as marked to the contrary)                   all nominees listed below.

Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
             LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

     Martin T. Hart, W. P. Buckthal, John H. Burbank, III, B. Holt Thrasher

(2) To ratify the selection of KPMG LLP, independent auditors, as auditors of the Company for the year ending December 31, 2000.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

                          (Continued on reverse side.)

(3) In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or matters incidental to the conduct of the meeting.

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 and 2. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE IT WILL BE VOTED "FOR" PROPOSALS 1 and 2.

                                                  WITNESS my hand this day of
                                                     , 2000.

                                                  ------------------------------

                                                  ------------------------------
                                                  Signature of Shareholder(s)

                                                  (Please sign exactly as name
                                                  appears hereon. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, give full title as
                                                  such. If a corporation, please
                                                  affix corporate seal. If a
                                                  partnership, please sign in
                                                  partnership name by authorized
                                                  persons. If joint tenants,
                                                  each joint tenant should
                                                  sign.)

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY BY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

I/WE DO
------ DO NOT
------ EXPECT TO ATTEND THIS MEETING.